Item 77D

BT ADVISOR FUNDS

At the March 2002 Board meeting, the Board of Directors approved changing the investment policy and prospectus disclosure for EAFE Equity Index Fund and US Bond Index Fund in order to comply with revised Rule 35d-1.

The EAFE Equity Index Fund had an investment policy to invest under normal circumstances "at least 80% of its assets in stocks of companies included in the EAFE Index..." To comply with revised Rule 35d-1, the Fund Names Rule, the Board approved revising the Fund's policy to invest, under normal circumstances, "at least 80% of its assets, at the time we purchase the securities, in stocks of companies included in the EAFE Index..."

The US Bond Index Fund had an investment policy to invest under normal circumstances "at least 80% of its assets in stocks of companies included in the Lehman Bond Index..." To comply with revised Rule 35d-1, the Fund Names Rule, the Board approved revising the Fund's policy to invest, under normal circumstances, "at least 80% of its assets, at the time we purchase the securities, in bonds of companies included in the Lehman Bond Index..."